CHINA SKY ONE MEDICAL, INC.

Code of Business Conduct and Ethics for

Employees, Executive Officers and Directors

Introduction

China Sky One Medical, Inc., a Nevada corporation (the “Company”), strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics (this “Code”) is a guide for each of the Company’s employees, officers and directors (each, a “Subject Person”) to follow in meeting these principles. The Company shall provide a printed copy of this Code without charge to any Company stockholder who requests it and shall make an undertaking in its Annual Report to such effect.

This Code describes certain ethical principles that the Company has established for the conduct of its business, and outlines certain key legal requirements of which all Subject Persons must be generally aware and with which all Subject Persons must comply. While this Code does not cover every issue that may arise, it sets out basic principles to guide Subject Persons in the course of performing their duties and responsibilities to the Company.

This Code is designed to deter wrongdoing and promote the following:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

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compliance with applicable governmental laws, rules and regulations;

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prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and

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accountability for adherence to this Code.

Any Subject Person who violates the standards contained in this Code will be subject to disciplinary action, including, if appropriate, termination of employment.

1.

Conflicts of Interest

A “conflict of interest” exists when a Subject Person’s private interest interferes in any way or appears to interfere with the interests of the Company. A conflict of interest can arise when a Subject Person acts or has interests that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when a Subject Person, or members of his or her family, receives improper personal benefits because of his or her position in the Company.

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

Unless approved by the Board of Directors of the Company (the “Board”), no Subject Person or any member of his or her immediate family can acquire a financial interest in, or accept employment with, any entity doing business with the Company if the interest or employment could reasonably conflict with his or her duties to the Company and the performance of such duties. It is usually a conflict of interest for a Subject Person to work simultaneously for a competitor, customer or supplier. A Subject Person cannot work for or provide services to a competitor as an employee, consultant or board member.

In addition, a Subject Person and his or her immediate family members cannot accept material gifts or favors that could reasonably create the appearance that such Subject Person’s business judgment could reasonably be affected by the receipt of such gifts or favors. A Subject Person and members of his or her immediate family can accept gifts of nominal value from existing sources, prospective sources or persons, firms or companies with whom the Company does or might do business.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Subject Persons cannot offer gifts or favors to any employee, or a member of such employee’s immediate family, of a competitor, supplier or customer if the gifts or favors might place the recipient under any obligation to a Subject Person or to the Company.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be apparent, so if a Subject Person has a question regarding whether a particular situation is a conflict of interest, he or she should consult with his or her immediate supervisor or contact the Chief Financial Officer of the Company. Subject Persons who are executive officers or members of the Board should consult with the Board or a committee of the Board designated for that purpose. A Subject Person must bring any conflict of interest or potential conflict of interest to the attention of his or her immediate supervisor or the Chief Financial Officer of the Company or follow the procedures described in Section 14 herein.

2.

Corporate Opportunities

A Subject Person cannot personally take for himself or herself opportunities discovered using corporate property, information or position. A Subject Person cannot use corporate property, information, or position for personal gain, and cannot compete with the Company directly or indirectly. It is the duty and responsibility of each Subject Person to advance the Company’s legitimate interests when the opportunity to do so arises.

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

3.

Confidentiality

A Subject Person must maintain the confidentiality of all confidential and non-public information entrusted to him or her by the Company and its customers and suppliers, except when disclosure is authorized by an executive officer of the Company or required by applicable laws or regulations or court order. Confidential information includes all information that, if disclosed, might be of use to competitors, or harmful to the Company or its customers or suppliers. It also includes information that customers and suppliers have entrusted to the Company. For example, confidential information includes financial documents, pricing or vendor information, trade secrets, corporate development materials, the cost of goods, personnel files, manuals and procedures, computer software, design documents, videos and internal reports or memoranda. Information that the Company has made public, such as press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information. The obligation to preserve confidential information extends beyond the term of employment with, or service to, the Company.

4.

Fair Dealing

The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Subject Persons must endeavor to deal fairly with customers, suppliers, competitors and colleagues. Subject Persons cannot steal proprietary information, possess trade secret information obtained without the owner’s consent or induce such disclosures by past or present employees of other companies.  No Subject Person may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other intentional unfair-dealing practice. The knowing or deliberate falsification of any documents or data by a Subject Person will be the basis for immediate discharge and may subject such Subject Person to civil or criminal penalties.

5.

Protection and Proper Use of Company Assets

Subject Persons must endeavor to protect the Company’s assets and property and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability.  Subject Persons must report any suspected incident of fraud or theft immediately for investigation to their immediate supervisor or the Chief Financial Officer of the Company.  Subject Persons who are executive officers or members of the Board must report such fraud or theft to the Board or a committee of the Board designated for that purpose. Subject Persons must use all assets and property of the Company for legitimate business purposes only.

The obligation of a Subject Person to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, research and test results, new drug use ideas, designs, databases, records, salary information and any unpublished financial data and reports.

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

Unauthorized use or distribution of this information violates Company policy and may subject Subject Persons to civil or criminal penalties.

6.

Compliance with Laws, Rules and Regulations

All Subject Persons must respect and obey the laws, rules and regulations of the cities, states and countries in which the Company operates. Subject Persons must contact the Chief Financial Officer of the Company with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance therewith.

7.

Insider Trading

The Company is a publicly-traded company and is subject to United States securities laws that contain strict prohibitions regarding trading in securities of the Company (“Company Securities”) while in possession of material, non-public information. Trading in Company Securities while in possession of material, non-public information can result in criminal and civil fines, injunctive actions, jail and dismissal from the Company. Material, non-public information can only be disclosed on a need-to-know basis within the Company or with its designated advisors or attorneys involved in the specific matter or transaction.

Information is material if there is a substantial likelihood that a reasonable investor would consider this information to be of value in determining the sale or purchase of a Company Security.

Non-public information is information that has not yet been made generally available to all investors by distribution of a press release, securities filing or other means of mass communication. You should assume that any information you obtain in the course of your employment is non-public. When in doubt, err on the side of confidence and contact the Chief Financial Officer of the Company.

Subject Persons who have knowledge of material, non-public information about the Company and its business must keep this information in the highest confidence. This includes any discussions or disclosures to family members, friends or acquaintances. After this information has been released to the public, you must wait three business days before you may trade, or disclose this information to others.

It is sometimes difficult to determine whether information is material. However, there are various categories of information that would almost always be regarded as material, such as the following:

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financial results or expectations for a quarter or a year;

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unannounced proposed acquisitions;

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confidential internal financial information or projections of future business results;

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unannounced changes in the level of actual or anticipated income or expenses, or financial or liquidity problems;

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

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planned stock splits, stock dividends and stock repurchases;

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defaults on securities, bankruptcy or liquidation;

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changes in relationships with significant customers, including doubts about the collectibility of substantial loans;

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change in auditors or auditor notification that the Company may no longer rely on an auditor's audit report;

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unannounced decisions to issue dividends or to change the Company’s dividend policy;

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unannounced Company financings, including new equity or debt offerings or trust preferred offerings or other financings;

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unannounced significant personnel changes;

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unannounced significant litigation; and

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substantial changes in the Company’s accounting methods.

In addition, you must not buy or sell Company Securities or any securities of any other company to which that information relates. Also, you must not have someone else buy or sell for you and you must not “tip-off” anybody else about this information.

Window Periods

In order to abide by the law regarding insider trading, it is the Company’s policy that that no Subject Person may purchase or sell any securities of the Company except during “window periods.” These “window periods” begin on the third day after the Company files a periodic report with the SEC, and end on the 20th day after the Company makes such filing, subject in all instances to the general prohibition against trading in Company Securities while in possession of material, non-public information.

Additional Rules For Directors And Officers

In addition to the window period restriction, directors and officers of the Company are prohibited from purchasing or selling any securities of the Company during any window period (i.e., at any time), unless they have prior approval of the Chief Executive Officer or the Chief Financial Officer of the Company (or the Chairman of the Board, in the case of proposed purchases and sales by the Chief Executive Officer or the Chief Financial Officer of the Company for their own accounts).

Guidelines for Compliance

The following is a guideline for compliance with the Company’s insider trading policy.  This list does not constitute an exclusive list of situations that could result in a violation of insider trading.

(a)

A Subject Person may not buy or sell Company Securities until the information has been released to the public and sufficient time has passed to allow investor reaction (usually three business days).

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

(b)

A Subject Person may not buy or sell securities of a company in which the

Company or any of its affiliates is a principal shareholder before public disclosures of any pending legal actions.

(c)

A Subject Person may not buy securities of another company which the Company or any of its affiliates plans to acquire, whether through a merger or by acquiring a major stockholder position.

8.

Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Subject Persons must document and record accurately all business expense accounts they use. If a Subject Person is unsure whether a certain expense is legitimate, such Subject Person should ask his or her immediate supervisor or the Chief Financial Officer of the Company. Subject Persons who are executive officers or members of the Board should confer with the Board or a committee of the Board. Rules and guidelines regarding business expenses are available from the Company’s accounting department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by the Board, applicable laws or regulations. All Subject Persons are subject to the Company’s Document Retention Policy. Any questions concerning the Company’s Document Retention Policy should be directed to the Chief Financial Officer of the Company.

9.

Payments to Government Personnel or Candidates for Office

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business. Making payments to government officials of any country is illegal.

Kickbacks, bribes, rebates or other illegal consideration are prohibited, and must never be given or accepted by a Subject Person. All Subject Persons dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

The Company cannot contribute, directly or indirectly, to any political campaign or party.  Subject Persons cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from the Company for such contributions. Of course, Subject Persons are free to engage in political activity with their own resources on their own time.

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

11.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors requires the approval of the Board and must be disclosed promptly as required by applicable law, rules or regulations.

12.

Reporting any Illegal or Unethical Behavior

Subject Persons are encouraged to talk to immediate supervisors or the Chief Financial Officer of the Company about observed illegal or unethical behavior when unsure about the best course of action to take in a particular situation. Subject Persons who are executive officers or members of the Board should discuss such behavior with the Board or a committee of the Board designated for that purpose. In addition, Subject Persons must report violations of laws, rules, regulations or this Code to immediate supervisors or the Chief Financial Officer of the Company.

Subject Persons who are executive officers or members of the Board must report such matters to the Board or a committee of the Board designated for that purpose. The Company prohibits retaliation for reports of ethical misconduct made by Subject Persons in good faith. If a situation requires that the identity of a Subject Person reporting any such misconduct not be disclosed, the Company will protect the anonymity of such Subject Person to the extent legally possible. The Company will not permit retaliation of any kind against any reporting Subject Person for good faith reports of ethical violations.

13.

Quality of Public Disclosures

The Company is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations in accordance with the securities laws of the United States.  It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure.  Officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled.  The Company’s senior management are primarily responsible for monitoring the Company’s public disclosure.

14.

Compliance Procedures

This Code broadly describes the ethical standards by which the Company conducts its business. If a Subject Person is uncertain as to the applicability of any of these standards to a particular situation or the propriety of any contemplated course of action, the Company encourages such Subject Person to discuss the potential situation with his or her immediate supervisor or the Chief Financial Officer of the Company. Subject Persons who are executive officers or members of the Board should discuss the potential situation with the Board or a committee of the Board designated for that purpose. In any case where a Subject Person feels that it is not appropriate to discuss an issue with an immediate supervisor, or where he or she

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

does not feel comfortable approaching an immediate supervisor with a question, such Subject Person is encouraged to discuss the question with Chief Financial Officer of the Company or report the matter directly to the Board or a committee of the Board designated for that purpose.

Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon beginning service at the Company. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the Compliance officer.

Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

The Company’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company.

Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any employee may communicate with the Compliance Officer by any of the following methods:

(1)

In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer either by facsimile to 86-451-82541840 (China) or by mail to China Sky One Medical, Inc., Audit Committee, Room 1706, No. 30 Di Wang Building, Gan Shui Road, Nandang District, Harbin, People’s Republic of China 150001;

(2)

By e-mail to cntiandiren@yahoo.com.cn (anonymity cannot be maintained); or

Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee.  Officers and employees may communicate with the Audit Committee or its designee in writing to:  China Sky One Medical, inc. Audit Committee, Room 1706, No. 30 Di Wang Building, Gan Shui Road, Nandang District, Harbin, People’s Republic of China 150001.

Employees may use this method to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

China Sky One Medical, Inc.

Code of Business Conduct and Ethics

No Retaliation

The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

15.

Amendments

This Code may be amended by the Board. The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.

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